Exhibit 4(4)
FORM OF DEFINITIVE BONDS

$XXXXXXXX

STATE OF ISRAEL

[NAME OF BONDS]

State of Israel (hereinafter called the “State”), for value received, hereby promises to pay to _________________________________________ (hereinafter called the “owner”), ____ years from Issue Date, the sum of _____________ in ___________ [CURRENCY].  Terms used herein, unless otherwise defined, shall have the meaning given them under the Master Fiscal Agency Agreement, dated February 3, 2010, and any amendments thereto, between the State and Computershare Inc. and its fully owned subsidiary Computershare Trust Company, N.A., as Fiscal Agent and the Supplement thereto, dated _______________ (the “Fiscal Agency Agreement”).

The State also promises to pay interest on the principal sum of the Bond as follows:

__________________________________________________________.

In the event the date of any payment hereunder, for interest, redemption or maturity, is not a Business Day, payment may be made on the next succeeding Business Day, and no interest shall accrue for the intervening period.

Interest on the Bonds shall be computed on the basis of a 365-day year, actual number of days elapsed.

Reference is hereby made to the further provisions of this Bond set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

This Bond shall not become valid or obligatory for any purpose unless and until this Bond has been countersigned for authentication by the Fiscal Agent.  No representation shall be implied from such countersignature other than the representation that the Fiscal Agent has not countersigned Bonds in excess of the aggregate principal amount and Bonds delivered in substitution therefor or in replacement thereof as provided in the Fiscal Agency Agreement.

This Bond shall in all respects be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law.

IN WITNESS WHEREOF, the State of Israel has caused this Bond to be executed with the facsimile signatures of the Prime Minister and the Minister of Finance of the State or of the Chief Fiscal Officer for the Western Hemisphere of the Ministry of Finance and the Deputy Fiscal Officer for the Western Hemisphere of the Ministry of Finance, said signatures being duly authorized, and to bear the facsimile Emblem of the State of Israel, as of the Issue Date hereof.

STATE OF ISRAEL

By: ____________________________	By: ____________________________

(EMBLEM OF STATE) ISSUE DATE:	PER ANNUM RATE:

COUNTERSIGNED OF FISCAL AGENT FOR AUTHENTICATION:

COMPUTERSHARE INC.	COMPUTERSHARE TRUST COMPANY, N.A.

By: ___________________________ Authorized Officer	By: ___________________________ Authorized Officer

[Reverse of Bond]

This Bond is one of a duly authorized issue of Bonds of the State, known as its [NAME OF BONDS].  The Bonds of this issue are issued in the form hereof.  The aggregate principal amount of such issue is _____________.

Payment of the principal of and interest on this Bond shall be made at the principal corporate trust office of the Fiscal Agent in Canton, Massachusetts; provided, however, that, at the option of the State, interest may be paid by check or wire transfer, mailed to the address of the person entitled thereto as such address shall appear in the Bond Register.

If any amounts due, whether on any Interest Payment Date, at maturity or on redemption at the option of the State, and whether of principal or of interest, shall remain unclaimed at the end of six months after such monies shall have become due and payable in accordance with the terms and conditions of this Bond, then the State may make such amounts payable at the principal office of the Chief Fiscal Officer of the Ministry of Finance for the Western Hemisphere in New York, New York, in substitution of said agency of the State.

The principal of, interest on, and Redemption Price for this Bond, or any income or gain obtained in transactions therein, shall be free of all taxes, whether ad valorem or otherwise and whether of specific or general applicability, now or at any time hereafter imposed by the State, or by any taxing authority thereof or therein, except when this Bond is beneficially owned by any person residing in or ordinarily a resident of the State.

The State has entered into a Fiscal Agency Agreement between the State and Computershare Inc. and its fully owned subsidiary Computershare Trust Company, N.A. (said financial institutions, or their successor, as such fiscal agent, being herein referred to as the “Fiscal Agent”).  A copy of the Fiscal Agency Agreement is on file and available for inspection at the principal corporate trust office of the Fiscal Agent in Canton, Massachusetts.  Reference is hereby made to the Fiscal Agency Agreement for a description of the rights and limitations of the rights of the owners of the Bonds and of the responsibilities and limitations of the responsibilities of the Fiscal Agent.

Bonds shall be issuable to any person or entity.

This Bond is the direct, unconditional, general obligation of the State, and the State pledges its full faith and credit for the due and punctual payment of principal, interest and Redemption Price, as herein provided, and for the due and timely performance of all obligations of the State hereunder and under the Fiscal Agency Agreement.

Subject to the terms and conditions of, and in any manner permitted by, the Fiscal Agency Agreement, this Bond may be redeemed at the option of the State, as a whole, or from time to time in part, provided that redemption is made by Issue Date in the order of issue, at a Redemption Price equal to the Principal Amount hereof, and accrued and unpaid interest thereon to the date of redemption.  Notice of redemption shall be mailed by the Fiscal Agent in the name of the State, first class, postage prepaid, to the holder of this Bond, not less than 30 nor more than 60 days prior to the redemption date, as such holder’s name and address appear on the Bond Register.  Payment of such Redemption Price will be made in ______________ [CURRENCY].  In the case of any partial redemption, redemption shall be made only on an Interest Payment Date and the Bonds to be redeemed shall not be selected by lot but by one or more groups, each group comprising all of the Bonds of the same denomination with the same Issue Date.

Except to the extent provided otherwise herein or in the Fiscal Agency Agreement, this Bond is non-transferable and non-assignable.

Subject to the terms and conditions of the Fiscal Agency Agreement:

(a)           The State agrees that, not later than 60 days after delivery of a written demand by the owner of this Bond to the principal corporate trust office of the Fiscal Agent in Canton, Massachusetts, it will purchase this Bond at a price equal to the Principal Amount hereof, (i) upon the death of any natural person who was the original registered owner of this Bond or, in the event there is more than one original registered owner of this Bond, upon the death of the last surviving original registered owner; provided that the obligation of the State to purchase upon death shall cease and terminate and shall not apply when this Bond is owned by a transferee or assignee; (ii) upon the death of any natural person who owned this Bond through an IRA, Roth IRA, Keogh or H.R. 10 Plan; provided that the State may suspend or terminate the obligations to purchase on death set forth in clauses (i) and (ii) of this paragraph if, in the opinion of the State, a material number of these persons shall have died as a result of war, epidemic, catastrophe of nature or other disaster; or (iii) upon the termination of any Employee Benefit Plan which owns this Bond; provided that in the case of an IRA, Roth IRA or a Keogh or H.R. 10 Plan, this Bond or the face amount hereof is not within 60 days from the distribution to the individual transferred to another plan in a “rollover” transaction, as such term is defined in Section 402 of the Internal Revenue Code of 1986, as amended.

(b)           Purchase of this Bond by the State from the owner hereof pursuant to the provisions of paragraph (a) shall be made upon surrender hereof in the amount to be paid in _________ [CURRENCY].  Payment shall be made upon surrender of this Bond at the principal corporate trust office of the Fiscal Agent, or at such other place or places, within or without the State, as the State may from time to time designate by a Direction or Directions of the State delivered to the Fiscal Agent, together with a written instrument of transfer (in form approved by the State) and such other documents as may be required by the State or the Fiscal Agent, each executed by the owner of this Bond.

In every instance the 60 days begin to run from the time the Fiscal Agent receives the Bonds (where applicable), the notice, and the necessary transfer documents.

Appropriate directions or instructions for the administration of the foregoing provisions of paragraph (a) may be issued from time to time by the Minister of Finance.

The State and the Fiscal Agent may deem and treat the registered owner as the absolute owner of this Bond for the purpose of receiving payment hereof, interest hereon, or on account hereof, and for all purposes, whether or not this Bond shall be overdue and for all other purposes, and neither the State nor the Fiscal Agent shall be affected by any notice to the contrary.

The State hereby certifies and declares that all acts, conditions and things required to be done and performed and to have happened, before the creation and issuance of the Bonds, to constitute the same valid, legal and binding obligations of the State in accordance with their terms, have been done and performed and have happened in due and strict compliance with the law of the State.

This Bond is non-transferable and non-assignable except in the special instances referred to in this Bond and subject to the terms and conditions of this Bond and of the Fiscal Agency Agreement.